Exhibit 99.2
Under Armour: Third Quarter 2014 Earnings Call, October 23, 2014 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our third quarter 2014 financial results followed by our updated outlook for 2014 and our preliminary thoughts on 2015.

Our net revenues for the third quarter of 2014 increased 30% to $938 million. Similar to last quarter, we saw tremendous traction during the third quarter in areas such as Direct-to-Consumer, International, and Footwear.

Looking at the details for the third quarter, we grew the Apparel category 26% to $705 million compared to $561 million in the prior year's quarter. This marks the 20th consecutive quarter of at least 20% year-over-year growth for our largest product category. One of the keys to our Apparel growth in recent quarters comes from our ability to develop platform innovations and expand the reach of these innovations across product categories. This has driven sustained growth in our two large platforms launched in 2011 - Charged Cotton and Storm - and it is evident in ColdGear Infrared which was launched just last year and has expanded within apparel to areas like Golf and Running in 2014. Within Apparel,

•	Our Men's business was led by continued strength in Golf and Outdoor.

•	In Women's, we saw solid gains in Studio, Sports Bras, and Outdoor.

•	And in Youth, we experienced broad-based strength across both Training and sports-specific categories.

Third quarter Footwear net revenues increased 50% to $122 million from $81 million in the prior year, representing approximately 13% of net revenues for the period. Expanded running silhouettes were the primary growth driver as we continued our focus on more balanced price points across our sporting goods distribution, while also beginning to broaden offerings across our SpeedForm platform. While off a small base, we also experienced strong growth in our basketball business during the quarter, led by the new ClutchFit Drive.

Our Accessories net revenues during the third quarter increased 32% to $85 million from $64 million last year. Growth during the quarter was primarily driven by headwear offerings and gloves.

Our Direct-to-Consumer net revenues increased 35% for the quarter, representing approximately 26% of net revenues. Square footage in our North America Factory House channel grew 18% year-over-year. This growth reflects a total of 122 Factory House stores at the end of the quarter, up 9% from the third quarter of 2013, as well as the upsizing of some existing locations. On the full-price side, we remained at five Brand House stores in North America.

We continue to see strong momentum in our E-Commerce channel, where we are driving strong traffic gains through efforts such as our I WILL WHAT I WANT Women's campaign. During the quarter, we also updated our domestic UA.com platform to better optimize the mobile experience, while also launching new local sites in the UK, Germany, and France.

International net revenues increased 94% to $86 million in the third quarter and represented 9% of total net revenues.

•
In Europe, our strong results throughout the year have been driven by a combination of higher brand awareness and a more focused in-country strategy around our three key markets of the UK, Germany, and France.

•	In Asia-Pacific, we continue to build both wholesale and distributor relationships, including accelerated partner store openings throughout Greater China and Southeast Asia.

•
Finally in Latin America, our business benefited from the conversion of our Mexico distributor to an Under Armour subsidiary at the beginning of 2014 as well as our recent market entries into Brasil and Chile.

Moving on to margins, third quarter gross margins expanded approximately 120 basis points to 49.6% compared with 48.4% in the prior year's quarter. Three primary factors contributed to this performance during the quarter.

•	First, we lapped higher U.S. import duties from the year ago period, contributing approximately 90 basis points for the quarter.

•
Second, we experienced a favorable sales mix during the period, primarily driven by a more profitable product mix across our Factory House channel, contributing approximately 70 basis points for the quarter.

•	Finally, liquidations negatively impacted gross margins by approximately 40 basis points, driven by the shift in footwear liquidations into the third quarter that we highlighted on our last call.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 230 basis points to 34.0% in the third quarter of 2014 from 31.7% in the prior year's period. Specific details around our four SG&A buckets are as follows:

•
First, Marketing costs increased to 10.6% of net revenues for the quarter from 10.3% in the prior year period, primarily driven by higher year-over-year sports marketing sponsorships across our International businesses.

•
Second, Selling costs increased to 8.9% of net revenues for the quarter from 8.1% in the prior year period, primarily driven by higher variable costs tied to the growth in our North America Direct-to-Consumer business, as well as increased investments to support our global retail store strategies.

•
Third, Product Innovation and Supply Chain costs increased to 8.5% of net revenues for the quarter from 7.3% in the prior year period, primarily driven by higher product innovation costs, including our Connected Fitness efforts, as well as higher personnel costs in Footwear and International.

•	Finally, Corporate Services held steady year-over-year at 6.0% of net revenues.

Operating income for the third quarter increased 21% to $146 million compared with $121 million in the prior year period. Operating margin contracted 110 basis points during the quarter to 15.6% compared to 16.7% in the prior year period.

Interest and other expense for the third quarter increased to $5 million compared with $1 million in the prior year period, primarily reflecting the negative impact of foreign currency.

Our third quarter tax rate of 36.9% was favorable to the 39.4% rate last year primarily driven by lower year-over-year losses across international markets in aggregate.

Our third quarter net income increased 22% to $89 million compared to $73 million in the prior year period. Diluted earnings per share increased 21% to $0.41 compared to $0.34 in the prior year period.

On the balance sheet, total cash and cash equivalents for the quarter increased 34% to $249 million compared with $186 million at September 30, 2013. Long-term debt increased to $192 million from $54 million at September 30, 2013. Inventory increased 28% year-over-year to $637 million compared to $497 million at September 30, 2013, below our net revenue growth rate for the period.

Our investment in capital expenditures was approximately $26 million for the third quarter compared with $23 million in the prior year period. We continue to plan 2014 capital expenditures of approximately $150 million, primarily driven by incremental investments to support our Direct-to-Consumer and International businesses, further develop and expand our global office footprint, and increase capacity at our distribution centers.

Now moving onto our updated outlook for 2014. Based on current visibility, we expect 2014 net revenues of approximately $3.03 billion, representing growth of 30%, and 2014 operating income of approximately $348 million, representing growth of 31%. Both expected growth rates are outpacing the long-term growth rates laid out at our Investor Day in June 2013.

Below operating results, we continue to anticipate moderately higher interest expense in 2014, primarily reflecting the $150 million term loan closed in May. We expect a full year effective tax rate of approximately 40.0%, ahead of last year's 37.8% rate given investments to support our international expansion and the inclusion of a state tax credit in 2013.

Given these updated full year parameters, there are several factors to consider for the fourth quarter.

First on net revenues, we continue to take a more balanced approach in planning the business around weather expectations for the fourth quarter as compared to last year, especially in our Direct-to-Consumer business which represented approximately 40% of our total business during the fourth quarter last year.

Our gross margin rate is expected to decline approximately 100 basis points year-over-year given a higher mix impact of our International business, which is more weighted toward lower-margin distributor businesses during the period and also reflecting some currency headwinds given the strength in the U.S. dollar. As we have mentioned, our approach to planning our fourth quarter business also factors into the gross margin outlook for the period.

In SG&A, we continue to expect significant leverage during the fourth quarter, particularly in Corporate Services given prior year higher incentive compensation expenses and MapMyFitness deal-related costs. As we have previously indicated, we will remain opportunistic in investing incremental dollars during the fourth quarter in the event of more favorable than planned net revenues or gross margin rate.

Finally on the balance sheet, we continue to expect inventory growth will remain relatively in line with net revenue growth during the fourth quarter.

Before we turn it over for Q&A, we would also like to provide you with our preliminary outlook for 2015. Based on our current visibility, we are planning 2015 net revenues and operating income to each grow approximately 22%, in the range of our long-term growth rates established at our 2013 Investor Day.

Based on these numbers, we wanted to outline several preliminary factors to consider for 2015.

•	First, similar to 2014, the net revenue growth rate for each of our International, Direct-to-Consumer, and Footwear businesses is planned to outpace the growth rate of our overall business.

•
Second, within the operating income line, we are planning for gross margin gains relatively consistent with 2014, balanced with SG&A investments to support both near- and long-term global growth opportunities, including International, Retail, and Connected Fitness.

•
Finally, we expect elevated capital expenditures during the year. On top of a normalized capital expenditures growth rate, we plan to invest approximately $90 million more in two key projects to support our future growth: a new Southeast distribution center in North America and the expansion of our corporate headquarters in Baltimore.

We will provide further color on 2015 during our earnings call in January.

We would now like to open the call for your questions. We ask that you limit your questions to two per person, so we can get to as many of you as possible. Operator?

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of management information systems and other technology, as well as any potential interruption or security lapse in such systems or technology; our ability to effectively integrate new businesses and investments into our company; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.